News Release

Contact Information:
Mike Bazinet	Tom Gelston
Phone: 203-222-6113	Phone: 203-222-5943
Email: michael.bazinet@terex.com	Email: thomas.gelston@terex.com
Director, Corporate Communications	Vice President, Investor Relations

TEREX ISSUES STATEMENT ON PATENT INFRINGEMENT VERDICT

WESTPORT, CT, Dec. 7, 2010 -- Terex Corporation (NYSE: TEX) today issued the following statement concerning a verdict in the patent infringement lawsuit brought against Powerscreen International Distribution Limited (“Powerscreen”) and Terex Corporation (“Terex”) by Metso Minerals Inc. (“Metso Minerals”) in United States District Court for the Eastern District of New York.

“Terex and Powerscreen are disappointed by the adverse jury verdict Monday in the lawsuit brought by Metso Minerals against Powerscreen and Terex.  The lawsuit involved the claim by Metso Minerals that the folding side conveyor of Powerscreen screening plants violates a patent held by Metso in the United States.  We do not agree that the accused Powerscreen mobile screening plants or their folding conveyor infringe the subject patent held by Metso Minerals. These types of patent cases are very complex and we strongly believe that verdict is contrary to both the law and the facts.   Accordingly, Terex and Powerscreen will be appealing the verdict and believe that we will ultimately prevail on appeal.

“It is important to note that this verdict only relates to certain models of Powerscreen mobile screening plants with the alleged infringing folding side conveyor design sold in the United States.  Year to date through the end of October revenues from sales in the United States for 2010 of the Powerscreen mobile screening plants alleged to infringe the Metso Minerals patent were approximately $10.4 million. The verdict does not affect the continued use of any Powerscreen mobile screening plants currently in operation in the United States, the sales of any Powerscreen mobile screening plants outside of the United States, or the sale of any other screening plants sold by Powerscreen in the United States or elsewhere.  The verdict does not affect the sale of any other products manufactured by Terex or any of its subsidiaries.  Accordingly, Terex does not expect this verdict will have a material impact on Terex’s consolidated business or overall operating results.”

Terex Corporation is a diversified global manufacturer operating in four business segments: Aerial Work Platforms, Construction, Cranes, and Materials Processing.  Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, mining, shipping, transportation, refining, energy and utility industries.  Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services.  Terex uses its website to make information available to its investors and the market at www.terex.com.

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com